Exhibit 99.1

NEOSE TECHNOLOGIES, INC.

102 Witmer Road, Horsham, PA 19044  215.315.9000  fax:215.315.9100

email: info@neose.com   www.neose.com

Neose and BioGeneriX Announce Second Agreement for a GlycoPEGylated Next Generation Protein

January 28, 2005, Horsham, PA and Mannheim, Germany.  Neose Technologies, Inc. (Nasdaq NM: NTEC) and BioGeneriX AG, a company of the ratiopharm Group, today announced that they have entered into a supply and option agreement that, if the option is exercised, would result in the use of Neose’s proprietary GlycoPEGylation™ technology to develop a long-acting, next-generation version of a currently marketed therapeutic protein.

Under the agreement, BioGeneriX and Neose will enter into an initial three-month research period.  Neose will receive a payment and supply of protein for research purposes.   During the research period, BioGenerix may choose to enter into a pre-negotiated research, license and option agreement under which Neose would receive additional upfront and research payments and could receive milestone payments totaling up to $61.5 million, as well as royalties on product sales.  Under the research, license and option agreement, BioGeneriX would have the right to an exclusive, worldwide license to use Neose’s GlycoPEGylation technology to develop and commercialize a long-acting, next generation version of the undisclosed therapeutic protein.

“We are pleased to expand our collaboration with Neose to include a second, strategically important BioGeneriX protein,” said Elmar Schäfer, BioGeneriX’s chief executive officer.  “This is a further step towards an innovative, high value portfolio and we are excited about the opportunity to apply GlycoPEGylation to create another significant market opportunity.”

“We are delighted that our successful partnership with BioGeneriX for GlycoPEGylated G-CSF has led us to pursue an additional product opportunity together,” said C. Boyd Clarke, Neose’s president, CEO, and chairman.

About BioGeneriX
BioGeneriX was founded in June 2000 to develop biopharmaceutical drugs with known modes of action and established drug markets.  With its internal resources and a large network of strategic partners and service providers, BioGeneriX develops a high-quality biotech portfolio for marketing and distribution by its parent company and global partners.  For more information, visit its website at www.biogenerix.com.

About the ratiopharm Group
ratiopharm is Europe’s leading generics producer and in its home country Germany the top selling and most commonly prescribed pharmaceutical brand.  The company produces high quality medicines and sells them at low prices.  By doing so, it contributes to cost containment in the healthcare sector.  With over 700 medicines, available exclusively from pharmacies, it has one of the widest product ranges in the business.  ratiopharm sells 322 million pack units every year, meeting the needs of virtually all areas of medicine, from allergies to circulation problems and from gastroenteritis to toothaches.  Founded in 1974, ratiopharm is now bringing its business model and experience to international markets.  It is already active in 24 countries.  In addition to sales revenues of 680 million Euros in Germany (including oncology unit), the company’s world-wide operations currently generate sales of 421 million Euros.  For more information, visit its website at www.ratiopharm.de.

About Neose
Neose is a biopharmaceutical company focused on improving protein therapeutics using its proprietary technologies.  Neose uses its novel GlycoAdvance™ and GlycoPEGylation technologies to develop improved, next-generation protein therapeutics for which there is already a substantial body of data demonstrating safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.  Neose’s first two proprietary candidates are improved, GlycoPEGylated versions of erythropoietin (EPO) and granulocyte colony stimulating factor (G-CSF).  It is expected that investigational new drug (IND) applications will be submitted for these candidates in 2005.

About GlycoPEGylation
Neose’s GlycoPEGylation technology can extend and customize protein half-life by uniquely linking various size PEG (polyethylene glycol) polymers to glycans that are remote from the protein’s active site, thereby preserving activity.  Proteins that have not benefited from traditional chemical pegylation may benefit from GlycoPEGylation.

CONTACTS:

Neose Technologies, Inc.	BioGeneriX AG
A. Brian Davis	Federico Pollano
Sr. Vice President	Head of Business Development
and Chief Financial Officer	49-621-875 56 17
Barbara Krauter
Manager, Investor Relations
(215) 315-9000
E-mail: info@neose.com

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, such as the uncertainty about whether BioGeneriX will exercise its option under the supply and option agreement or, if applicable, its option under the research, license and option agreement.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2003, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.

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